Exhibit 99.3

ECOPETROL S.A.

Offer to Exchange its
7.625% Notes due 2019
that have been registered under the Securities Act of 1933, as amended, for unregistered 7.625% Notes due 2009

CUSIP Nos. of	ISIN Nos. of		New Notes that have been
Old Notes	Old Notes	Old Notes	registered under the Securities Act
279158AA7 (Rule 144A)	US279158AA73 (Rule 144A)	U.S.$1,500,000,000	U.S.$1,500,000,000
P3661PAA9 (Reg. S)	USP3661PAA95 (Reg. S)	7.625% Notes due 2019	7.625% Notes due 2019

Pursuant to the Prospectus dated                  , 2009

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated                , 2009 (the “Prospectus”), Ecopetrol S.A., a Colombian mixed economy company (the “Company”), is making an offer to exchange (the “Exchange Offer”) registered 8.00% Notes due 2019 (the “New Notes”) for up to U.S.$1,500,000,000 aggregate principal amount of 8.00% Notes due 2019 (the “Old Notes”) of the Company. The Exchange Offer is being made in order to satisfy certain of the Company’s obligations under the Registration Rights Agreements referred to in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing multiple sets of the following documents:

          1. Prospectus dated                  , 2009;

          2. A form letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2009 (the “Expiration Date”), unless extended by the Company. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Tenders of Old Notes for exchange pursuant to the Exchange Offer may be made only by book-entry transfer of the Old Notes to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offer as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from The Bank of New York Mellon, 101 Barclay Street, Floor 4 East, New York, New York 10286, Attention: International Corporate Trust.